As filed with the Securities and Exchange Commission on July 30, 2012

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Accelr8 Technology Corporation

(Exact name of registrant as specified in its charter)

Colorado	84-1072256
(State or other jurisdiction of of incorporation or organization)	(I.R.S. Employer Identification No.)

7000 North Broadway, Building 3-307
Denver, CO	80221
(Address of principal executive offices)	(Zip Code)

Accelr8 Technology Corporation 2004 Omnibus Stock Option Plan

(Full title of the plan)

Lawrence Mehren

President and Chief Executive Officer

Accelr8 Technology Corporation

7000 North Broadway, Building 3-307

Denver, Colorado 80221

(303) 863-8088

(Name, address and telephone number, including area

code, of agent for service)

Copies to: Daniel M. Mahoney Snell & Wilmer L.L.P. One Arizona Center 400 East Van Buren Phoenix, Arizona 85004 (602) 382-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	5,500,000 shares	(1)	$3.08	(2)	$16,940,000.00	$1,941.32

(1)	Effective June 26, 2012, the registrant amended the 2004 Omnibus Stock Option Plan to increase the maximum number of shares of common stock that may be issued under the plan from 500,000 to 5,500,000. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock that may become issuable under the registrant’s 2004 Omnibus Stock Option Plan by reason of any stock dividend, stock split, recapitalization or similar adjustments.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) based upon the average of the high and low prices of the registrant’s common stock, as reported on the NYSE Amex Stock Market on July 26, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*          The documents containing the information specified in Part I of this Form S-8 will be delivered to each employee, officer, director or other person, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), who is eligible to participate in the Accelr8 Technology Corporation 2004 Omnibus Stock Option Plan, as amended (the “Plan”). These documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by Accelr8 Technology Corporation (the “Registrant” or the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are hereby incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011, filed with the Commission on October 27, 2011;

2.	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended October 31, 2011, January 31, 2012 and April 30, 2012, filed with the Commission on December 14, 2011, March 15, 2012 and June 13, 2012, and , respectively, and any amendments or reports filed for the purpose of updating the Company’s Quarterly Reports;

3.	The Company’s Current Reports on Form 8-K filed with the Commission on December 19, 2011, April 24, 2012, June 27, 2012 and July 9, 2012, and any amendments or reports filed for the purpose of updating the Company’s Current Reports; and

4.	The description of the Company’s common stock, no par value (the “Common Stock”), contained in Form 8-A, filed with the Commission on October 9, 2003 and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Colorado corporation. Section 7-109-102 of the Colorado Corporations and Associations Act provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if the person’s conduct was in good faith, the person reasonably believed such conduct to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful (with certain limitations in the case of actions by or in the right of the Company). The Colorado Corporations and Associations Act mandates such indemnification in the case of an officer or director who is successful on the merits or otherwise in defense of certain claims, unless limited by the articles of incorporation of such corporation.

Article XIV of the Company’s Articles of Incorporation provides:

1.          The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

2.          The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company; but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

3.          To the extent that a director, officer, employee or agent of the Company has been successful on the merits in defense of any action, suit or proceeding referred to in this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

4.          Any indemnification under 1 or 2 of this section (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in said paragraphs 1 and 2 of this Article. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

5.          Expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors, as provided in paragraph 4 of this section, upon receipt of an undertaking by or on behalf of the director, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Company as authorized in this section.

6.          The indemnification provided by this section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any By-law, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of heirs, executors and administrators of such a person.

7.          The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company , or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this section.

8.          A unanimous vote of all shares entitled to vote thereon shall be required to amend this section.

Article VI of the Company’s Bylaws provides that each director and officer of the Company, and each person who shall serve at its request as a director or officer of another corporation in which the Company owns shares of capital stock or of which it is a creditor, whether or not then in office, and his personal representatives, shall be indemnified by the Company against all costs and expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he may be involved or to which he may be made a party by reason of his being or having been such director or officer, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for negligence of misconduct in the performance of his duties. Such costs and expenses shall include amounts reasonably paid in settlement for the purposes of curtailing the costs of litigation, but only if the Company is advised in writing by its counsel that in his opinion the person indemnified did not commit such negligence or misconduct. The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law or by agreement.

To further the provisions of Colorado law and the Company’s governing documents, as described above, the Company has entered into indemnification agreements with each of its directors and executive officers. The provisions of the indemnification agreements generally parallel the portions of the governing documents described above. Absent the indemnification agreements, the indemnification that might be available to directors and officers could be changed by amendment to the Company’s Articles of Incorporation and/or Bylaws. In the event of changes, after the date of such indemnification agreements, in any applicable law, statute or rule which expands the right of a corporation to indemnify a member of its board of directors or an officer, such changes shall be, ipso facto, within the purview of the rights and obligations under the indemnification agreements. The Company may seek directors and officers liability insurance against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibit list in the Index to Exhibits is incorporated herein by reference as the list of exhibits required as part of this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)	To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 24, 2012.

ACCELR8 TECHNOLOGY CORPORATION

By:	/s/ Lawrence Mehren
Name:	Lawrence Mehren
Title:	President, Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

The officers and directors of Accelr8 Technology Corporation whose signatures appear below, hereby constitute and appoint Lawrence Mehren, their true and lawful attorney-in-fact and agent, with full power of substitution, with power to act alone, to sign and execute on behalf of the undersigned any and all amendments to this registration statement on Form S-8, including post-effective amendments and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence Mehren	President, Chief Executive Officer, Chief	July 24, 2012
Lawrence Mehren	Financial Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ John Patience	Chairman of the Board	July 17, 2012
John Patience

/s/ Thomas V. Geimer	Director	July 17, 2012
Thomas V. Geimer

/s/ Jack Schuler	Director	July 17, 2012
Jack Schuler

/s/ Matthew W. Strobeck	Director	July 20, 2012
Matthew W. Strobeck, Ph.D.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment to Articles of Incorporation of Accelr8 Technology Corporation (incorporated by reference to Annex B of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 17, 2012)

4.2	Accelr8 Technology Corporation 2004 Omnibus Stock Option Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on November 15, 2004)

4.3	Amendment to the Accelr8 Technology Corporation 2004 Omnibus Stock Option Plan (incorporated by reference to Annex C of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 17, 2012)

4.4	Form of Stock Option Award Agreement (filed herewith)

5.1	Opinion of Snell & Wilmer L.L.P. (filed herewith)

23.1	Consent of Comiskey & Company, P.C. (filed herewith)

23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)